WAYNE SAVINGS BANCSHARES, INC. ANNOUNCES EARNINGS FOR THE FIRST QUARTER OF FISCAL 2006.	Exhibit 99 NASDAQ SYMBOL: WAYN RELEASE DATE: JULY 28, 2005 CONTACT PERSON: CHARLES F. FINN CHAIRMAN AND CEO MICHAEL C. ANDERSON EVP/CFO (330) 264-5767

FOR IMMEDIATE RELEASE

WOOSTER, OHIO – Wayne Savings Bancshares, Inc. (NASDAQ:WAYN), the parent of Wayne Savings Community Bank, reported net earnings of $440,000 or $.13 per diluted share for the first fiscal quarter ended June 30, 2005, compared to net earnings of $462,000 or $.13 per diluted share in the quarter ended June 30, 2004.

        According to Charles Finn, president and chief executive officer, the earnings for the first quarter of fiscal 2006 were substantially similar to earnings for the same period in fiscal 2005 primarily due to an increase of $180,000, or 7%, in net interest income before provision for loan losses from the quarter ended June 30, 2004 and, to a lesser extent, a decrease of $30,000 in federal income taxes. The positive impact of the increase in net interest income and the decrease in federal income taxes was more than offset by an increase of $250,000 in general, administrative and other expenses. The expense increase, consisting mainly of higher compensation and benefits, was largely due to the acquisition of Stebbins National Bank and the expansion of personnel needed to enhance the commercial lending department and to establish a trust department staffed by a team of qualified, experienced trust professionals.

        Finn said, as announced at the end of the Company’s fiscal year on March 31, 2005, Wayne Savings had established a goal of positioning itself as the area’s premier independent community bank. To accomplish this goal, the Company adopted a strategic initiative to expand its commercial lending operations, to establish a trust department, and to offer an internet banking program with an online bill pay feature. Finn noted that some expenses were accelerated into the fiscal 2005 year to enable the Company to absorb the increased administrative expenses required to expand products and services. He said the Company’s Board and Management were extremely pleased with the positive impact of its expansion plans on the results for the first quarter of fiscal 2005.

        At June 30, 2005, Wayne Savings Bancshares, Inc. reported total assets of $406.6 million, an increase of $30.1 million, or 8%, over total assets of $376.5 million one year ago. Due to the Company’s continuing asset growth, Wayne Savings remains the largest independent community bank headquartered in the Company’s five county market area of Wayne, Holmes, Ashland, Medina, and Stark counties, Ohio. Stockholders equity on June 30, 2005 amounted to $37.7 million, resulting in a capital-to-assets ratio of 9.28%.

        Established in 1899, Wayne Savings Community Bank, the wholly owned subsidiary of Wayne Savings Bancshares, Inc. has eleven full-service banking locations in the communities of Wooster, Ashland, Millersburg, Rittman, Lodi, North Canton, and Creston, Ohio.

WAYNE SAVINGS BANCSHARES, INC.
CONSOLIDATED STATEMENTS OF CONDITION

(Dollars in thousands, except per share data)

	June 30, 2005 (Unaudited)	March 31, 2005

ASSETS

Cash, cash equivalents, & investment securities	$108,640	$102,798
Mortgage-backed securities, net (1)	56,213	60,352
Loans receivable, net (1)	214,581	213,627
Federal Home Loan Bank stock	4,439	4,386
Office premises & equipment, net	8,850	8,922
Real estate acquired through foreclosure	-	35
Other assets	13,866	13,281

TOTAL ASSETS	$406,589	$403,401

LIABILITIES AND STOCKHOLDERS' EQUITY

Deposit accounts	$327,502	$320,586
Advances from Federal Home Loan Bank and other borrowings	39,000	40,000
Advances by borrowers for taxes & insurance	151	612
Accounts payable on mortgage loans serviced for others	218	231
Other liabilities	2,002	1,773

TOTAL LIABILITIES	368,873	363,202

Common stock (3,934,874 and 3,907,318 shares of $.10 par value issued
at June 30, 2005 and March 31, 2005	393	391
Additional paid-in capital	35,498	35,133
Retained earnings	11,399	11,371
Less required contributions for shares acquired by Employee Stock Ownership Plan	(1,283)	(1,304)
Less Treasury Stock	(8,211)	(4,600)
Accumulated other comprehensive loss	(80)	(792)

TOTAL STOCKHOLDERS' EQUITY	37,716	40,199

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$406,589	$403,40

(1)    Includes available for sale classifications.

CONSOLIDATED STATEMENTS OF EARNINGS
(Dollars in Thousands)

	Three Months Ended June 30,
	2005 (Unaudited)	2004
Interest income	4,681	4,244
Interest expense	1,882	1,625

Net interest income	2,799	2,619
Provision for losses on loans	-	15

Net interest income after provision for loan losses	2,799	2,604
Other income	408	405
General, administrative, and other expense (1)	2,619	2,369

Earnings before federal income taxes	588	640
Federal income taxes	148	178

Net earnings	$440	$462

CONSOLIDATED FINANCIAL HIGHLIGHTS
(Dollars in thousands, except per share data)

	For the Three Months ended June 30,
	2005 (Unaudited)	2004
Quarterly Results

Net Interest Income	$2,799	$2,619
Net Earnings	$440	$462
Earnings Per Share:
Basic	0.13	0.13
Diluted	0.13	0.13
Return on Average Assets (Annualized)	0.43%	0.48%

	June 30, 2005	March 31, 2005
End of Period Data

Total Assets	$406,589	$403,401
Stockholders' Equity to Total Assets	9.28%	9.97%